EXHIBIT 99.1

July 23, 2003 Madeline Hopkins (484) 582-5506	Michael J. Ruane (484) 582-5405	Internet www.sungard.com

SUNGARD ANNOUNCES SECOND QUARTER RESULTS AND REAFFIRMS 2003 OUTLOOK

Earnings per Share Grew 11%; Revenue Grew 18%

Wayne, PA — SunGard (NYSE:SDS), a global leader in integrated IT solutions for financial services and the pioneer and leading provider of information availability services, reported today that net income for the three months ended June 30, 2003 was $90 million, a 10% increase over $82 million for the second quarter of 2002.

Diluted net income per share for the quarter was $0.31, up 11% over comparable results of $0.28 reported in 2002. For the first six months of 2003, diluted net income per share was $0.57, up 10% over comparable results of $0.52 reported in 2002. Details concerning merger-related items (which were less than $0.01 per share in both 2002 and 2003) are described in the Notes attached to this release.

Revenue for the second quarter of 2003 was $734 million, an increase of 18% over $623 million reported in the year-ago quarter. Revenue from businesses owned for at least a year (internal revenue) declined approximately 1% from the same period in 2002. Revenue for the first six months of 2003 was $1.41 billion, an increase of 14% over the $1.23 billion reported for 2002.

Cristóbal Conde, president and chief executive officer, commented, “SunGard performed solidly in the quarter, posting double-digit increases for both the top and bottom lines. We continue to invest in technology, acquisitions and customer relationships to introduce new solutions and services, and to enhance capacity, all to meet customer demand for efficiency and resilience. SunGard’s competitiveness is stronger than ever.”

“We reiterate our outlook for 2003 diluted net income per share in the range of $1.24 to $1.29. This outlook continues to assume neither a rebound nor a further deterioration in demand. Furthermore, because the timing and size of acquisitions are unpredictable, our outlook assumes that we will have no additional merger-related items in 2003,” added Mr. Conde.

Investment Support Systems (ISS) revenue grew 11% to $384 million for the quarter due to acquisitions. ISS internal revenue declined approximately 5% for the quarter, due to the slowdown in IT spending. The mindset at financial services firms appears to be improving, as they continue to reduce costs yet increasingly focus on improving competitiveness. SunGard’s deep customer relationships, broad product portfolio, and economies of scale enable it to be an efficient operator of resilient IT solutions. SunGard solutions are well positioned to help customers achieve their goals.

Availability Services (AS) revenue increased 22% to $290 million for the quarter, primarily due to the July 2002 acquisition of Guardian iT plc, the integration of which is proceeding to plan. AS internal revenue increased approximately 4% for the quarter. IT capital spending is a key driver in business continuity growth. Nevertheless, since 9/11, IT executives have realized the extent to which their businesses are dependent on IT and continue to upgrade their continuity plans.

Other Businesses revenue increased 57% to $41 million because of the acquisition in March of H.T.E., Inc., a leader in government information technologies. Internal revenue declined approximately 4% for the quarter.

SunGard has exceptional financial strength and flexibility. In the quarter, SunGard completed three acquisitions for total cash payments of approximately $168 million. At June 30, 2003, cash balances were $380 million and long-term debt was $285 million. In April, SunGard borrowed an additional $140 million under its existing credit agreement, $40 million of which was repaid during the quarter. In July, SunGard announced an offer to acquire the shares of Sherwood International Plc, which has a transaction value of approximately $105 million, net of Sherwood’s cash balances.

Webcast

SunGard will hold its regular quarterly earnings conference call on July 24, 2003, beginning at 9:00 a.m. EDT. You may listen to the call live at www.vcall.com. An audio replay of the call will be available beginning at noon that day through midnight on Thursday, July 31, 2003. To listen to the replay, go to www.vcall.com or dial 719-457-0820, code 562214. Recording of the call is prohibited without the express prior written consent of SunGard. A copy of this press release and any additional financial and statistical data are posted at www.sungard.com/investors under SunGard Financial Reports. All statements made by SunGard officers on this call and information posted on the SunGard Web site are the copyrighted property of SunGard.

About SunGard

SunGard is a global leader in integrated IT solutions for financial services. SunGard is also the pioneer and leading provider of information availability services. SunGard serves more than 20,000 clients in over 50 countries, including 47 of the world’s 50 largest financial services institutions. SunGard (NYSE:SDS) is a member of the S&P 500 and has annual revenues of more than $2 billion. Visit SunGard at www.sungard.com.

Trademark Information: SunGard and the SunGard logo are trademarks or registered trademarks of SunGard Data Systems Inc. or its subsidiaries in the U.S. and other countries. All other trade names are trademarks or registered trademarks of their respective holders.

“Safe Harbor” Statement under Private Securities Litigation Reform Act of 1995

Statements about SunGard’s outlook and all other statements in this release other than historical facts are forward-looking statements. These statements are subject to risks and uncertainties that may change at any time, and, therefore, actual results may differ materially from expected results. Forward-looking statements include information about possible or assumed future financial results of the Company and usually contain words such as “believes,” “intends,” “expects,” “anticipates,” or similar expressions. The Company derives most of its forward-looking statements from its operating budgets and forecasts, which are based upon many detailed assumptions. While the Company believes that its assumptions are reasonable, it cautions that there are inherent difficulties in predicting certain important factors, such as: the effect of general economic conditions on information technology spending levels, trading volumes and services revenues; the overall condition of the financial services industry and the effect of further consolidation among financial services firms; the effect of war, terrorism or catastrophic events; the timing and magnitude of software sales; the timing and scope of technological advances, including those resulting in more alternatives for dedicated high-availability services; the integration and performance of acquired businesses, including the availability services business of Guardian iT plc, acquired on July 1, 2002; the prospects for future acquisitions; the ability to retain and attract customers and key personnel; and the ability to obtain patent protection and avoid patent-related liabilities in the context of a rapidly developing legal framework for software and business-method patents. The factors described in this paragraph and other factors that may affect SunGard, its business or future financial results, as and when applicable, are discussed in the Company’s filings with the Securities and Exchange Commission, including its Form 10-K for the year ended December 31, 2002, a copy of which may be obtained from SunGard without charge. The Company assumes no obligation to update this document as a result of new information or future events.

SunGard Data Systems Inc.

Consolidated Income Statements

(in thousands, except per-share amounts)

(unaudited)

	Six Months Ended		Three Months Ended
	June 30,		June 30,
	2003	2002	2003	2002
Revenues:
Services	$1,285,878	$1,108,729	$665,643	$564,615
License and resale fees	86,348	94,896	49,635	44,771

Total products and services	1,372,226	1,203,625	715,278	609,386
Reimbursed expenses	36,298	27,926	18,685	13,942

	1,408,524	1,231,551	733,963	623,328

Costs and expenses:
Cost of sales and direct operating	625,187	521,829	321,777	266,613
Sales, marketing and administration	261,332	245,945	131,866	114,924
Product development	91,682	81,565	49,636	39,160
Depreciation and amortization	111,486	94,872	55,258	47,564
Amortization of acquisition-related intangible assets	39,999	31,738	22,764	17,748
Merger costs	1,296	1,677	1,296	—

	1,130,982	977,626	582,597	486,009

Income from operations	277,542	253,925	151,366	137,319
Interest income	2,912	4,717	1,636	2,381
Interest expense	(5,301)	(6,979)	(3,533)	(2,826)
Other income	—	590	—	590

Income before income taxes	275,153	252,253	149,469	137,464
Income taxes	109,234	100,548	59,589	55,780

Net income	$165,919	$151,705	$89,880	$81,684

Basic net income per common share	$0.58	$0.54	$0.32	$0.29

Shares used to compute basic net income per common share	284,339	281,760	284,744	282,277

Diluted net income per common share	$0.57	$0.52	$0.31	$0.28

Shares used to compute diluted net income per common share	289,572	290,974	290,786	290,770

See Notes to Consolidated Condensed Financial Information.

SunGard Data Systems Inc.

Supplemental Income Statement Information

(in thousands)

(unaudited)

	Six Months Ended		Three Months Ended
	June 30,		June 30,
	2003	2002	2003	2002
Revenues:
Investment support systems	$726,921	$677,602	$383,652	$344,791
Availability services	577,516	475,540	290,264	238,230
Other businesses	67,789	50,483	41,362	26,365
Reimbursed expenses	36,298	27,926	18,685	13,942

	$1,408,524	$1,231,551	$733,963	$623,328

Income from operations:
Investment support systems	$143,296	$159,864	$76,117	$82,584
Availability services	147,701	105,643	81,610	59,626
Other businesses	9,336	9,979	5,714	5,707
Corporate administration	(21,495)	(19,884)	(10,779)	(10,598)
Merger costs	(1,296)	(1,677)	(1,296)	—

	$277,542	$253,925	$151,366	$137,319

Operating margin:
Investment support systems	19.7%	23.6%	19.8%	24.0%

Availability services	25.6%	22.2%	28.1%	25.0%

Other businesses	13.8%	19.8%	13.8%	21.6%

Total	19.7%	20.6%	20.6%	22.0%

See Notes to Consolidated Condensed Financial Information.

SunGard Data Systems Inc.

Consolidated Condensed Balance Sheets

(in thousands)

	(unaudited) June 30, 2003	December 31, 2002
Assets:
Current:
Cash and equivalents	$379,690	$439,735
Accounts receivable, net	577,439	566,548
Clearing broker assets	208,963	—
Prepaid expenses and other current assets	142,550	128,733

Total current assets	1,308,642	1,135,016
Property and equipment, net	575,796	566,199
Software products, net	212,786	132,083
Deferred income taxes and other assets, net	496,790	509,248
Goodwill	1,230,057	939,050

	$3,824,071	$3,281,596

Liabilities and Stockholders' Equity:
Current:
Short-term and current portion of long-term debt	$18,181	$18,128
Accounts payable and accrued expenses	397,156	426,294
Clearing broker liabilities	206,008	—
Deferred revenue	475,634	426,811

Total current liabilities	1,096,979	871,233
Long-term debt	285,257	187,964
Stockholders' equity	2,441,835	2,222,399

	$3,824,071	$3,281,596

See Notes to Consolidated Condensed Financial Information.

SunGard Data Systems Inc.

Notes to Consolidated Condensed Financial Information

Note 1. Reconciliation of Net Income to Net Income Excluding Merger-Related Items

The Company has an active acquisition program, but does not budget for acquisitions, because it cannot predict when transactions will occur or how much merger costs and related items, if any, will be recorded as expenses. Most merger costs are not recorded as expenses because they are required to be capitalized as part of the purchase price. Expensed merger-related items may not occur in every reporting period, and when they do occur, may fluctuate significantly in amount. Accordingly, when assessing its financial results, the Company focuses on results before merger-related items. The following information concerning merger-related items is presented in order to show their impact on net income and diluted net income per common share.

	(unaudited) Six Months Ended		(unaudited) Three Months Ended		Year Ended December 31,
	June 30,		June 30,
(in thousands, except per-share amounts)	2003	2002	2003	2002	2002
Net income	$165,919	$151,705	$89,879	$81,684	$325,641

Merger costs:
Costs associated with the acquisition of Caminus, Inc.:
Purchased in-process research and development costs	910	—	910	—	—
Facility shut-down and severance costs	386	—	386	—	—
Costs associated with the acquisition of remaining interest in Brut, LLC	—	—	—	—	3,320
Costs associated with the acquisition of Guardian iT plc (Guardian):
Accounting, investment banking and other costs	—	—	—	—	903
Facility shut-down costs	—	—	—	—	9,503
Costs associated with the acquisition of Availability Solutions business of Comdisco, Inc.:
Facility shut-down and severance costs	—	1,677	—	—	(1,203)

	1,296	1,677	1,296	—	12,523

Other income:
Items related to the acquisition of Guardian:
Gain on foreign currency purchased in advance of closing of the acquisition	—	(2,866)	—	(2,866)	(2,993)
Equity in after-tax loss for the period between the acquisition of a 24.9% interest and the completion of the acquisition	—	2,276	—	2,276	2,263

	—	(590)	—	(590)	(730)

Total merger-related items	1,296	1,087	1,296	(590)	11,793
Tax effect of merger-related items	515	(478)	515	(1,132)	3,223

After-tax effect of merger-related items	781	1,565	781	542	8,570

Net income, excluding merger-related items	$166,700	$153,270	$90,660	$82,226	$334,211

Diluted net income per common share	$0.57	$0.52	$0.31	$0.28	$1.12

Diluted net income per common share, excluding merger-related items	$0.58	$0.53	$0.31	$0.28	$1.15